ATSI Communications, Inc. Completes Name Change to
Digerati Technologies, Inc. and Stock Now Trading
Under New Symbol “DTGI”

San Antonio, Texas – March 21, 2011 — ATSI Communications, Inc. (OTCBB: DTGI) (OTCQB: DTGI), today announced that its corporate name change to “Digerati Technologies, Inc.” has become effective. The Company also announced that its common stock began trading on the OTC Bulletin Board and the OTCQB Exchange under a new symbol “DTGI” at the opening of market trading this morning.  The Company’s previous stock symbol was “ATSX.”

ABOUT DIGERATI TECHNOLOGIES, INC.

Digerati Technologies, Inc. is an established cloud communications service provider meeting the global needs of businesses that are seeking simple, flexible, and cost-effective solutions.  Digerati's cloud-based services include a fully hosted IP/PBX, VoIP transport, SIP trunking, data storage, and customized VoIP solutions for specialized applications. Services are delivered with unparalleled reliability and performance over Digerati's carrier-class global VoIP network built over the course of a decade.

The information in this news release includes certain forward-looking statements that are based upon management’s expectations and assumptions about certain risks and uncertainties that can affect future events.  Although management believes these assumptions and expectations to be reasonable on the date of this news release, these risks and uncertainties may cause actual events to differ from those contained in this news release.  The risks and uncertainties include, but are not limited to, continuing as a going concern, availability and cost of our present vendors and suppliers, and absence of any change in government regulations or other costs associated with data transmission over the Internet or transmissions in foreign countries.

Contact:

Jack Eversull
The Eversull Group
(972) 571-1624
(214) 469-2361 fax
jack@eversullgroup.com

or

R. Jerry Falkner, CFA
RJ Falkner & Company, Inc.
(830) 693-4400 info@rjfalkner.com